Filed pursuant to Rule 424(b)(3)
File No. 333-196209

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 30, 2015)

TEUCRIUM WHEAT FUND
8,550,000 Shares

This supplement is to the prospectus of Teucrium Commodity Trust (the “Trust”) dated April 30, 2015, which relates to shares issued by the Teucrium Wheat Fund, a series of the Trust (the “Fund Shares”). The Fund Shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-196209. This prospectus supplement should be read in its entirety and kept together with your prospectus for future reference.

Effective June 3, 2015, ED&F Man Capital Markets Inc. (“ED&F Man”) will replace Jefferies LLC (“Jefferies”) as the Fund’s futures commission merchant (“FCM”) and the clearing broker to execute and clear the Fund’s futures and provide other brokerage-related services.  Teucrium Trading, LLC, the Sponsor of the Fund, does not anticipate that such transfer will have any impact on the brokerage fees paid by the fund to execute trades of futures contracts.

Accordingly, all the references to Jefferies are hereby deleted and replaced with references to ED&F Man.

Additionally, paragraphs 8-14 of the section captioned “The Fund’s Service Providers—Contractual Arrangements with the Sponsor and Third-Party Service Providers” are hereby deleted and replaced with the following:

Currently, ED&F Man Capital Markets Inc.  (“ED&F Man”) serves as the Fund’s clearing broker to execute and clear the Fund’s futures and provide other brokerage-related services. ED&F Man is registered as a futures commission merchant (“FCM”) with the U.S. Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”).  ED&F Man is also registered as a broker/dealer with the U.S. Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority (“FINRA”).  ED&F Man is a clearing member of ICE Futures U.S., Inc., Chicago Board of Trade, Chicago Mercantile Exchange, New York Mercantile Exchange, and all other major United States commodity exchanges.

There have been no material civil, administrative, or criminal proceedings pending, on appeal, or concluded against ED&F Man or its principals in the past five (5) years.

ED&F Man, in its capacity as a registered FCM, will serve as the Fund's clearing broker and, as such, will arrange for the execution and clearing of the Fund's futures and options on futures transactions.  ED&F Man acts as clearing broker for many other funds and individuals.

The investor should be advised that ED&F Man is not affiliated with and does not act as a supervisor of the Fund or the Fund's Sponsor, investment managers, members, officers, administrators, transfer agents, registrars or organizers.  Additionally, ED&F Man is not acting as an underwriter or sponsor of the offering of any shares or interests in the Fund and has not passed upon the adequacy of this prospectus, the merits of participating in this offering or on the accuracy of the information contained herein.

Additionally, ED&F Man does not provide any commodity trading advice regarding the Fund's trading activities.  Investors should not rely upon ED&F Man in deciding whether to invest in the Fund or retain their interests in the Fund.  Investors should also note that the Fund may select additional clearing brokers or replace ED&F Man as the Fund's clearing broker.

Investing in the Fund involves significant risks. See “What Are the Risk Factors Involved with an Investment in the Fund?” beginning on page 13 of the prospectus. The Fund is not a mutual fund registered under the Investment Company Act of 1940 and is not subject to regulation under such Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this prospectus supplement is June 8, 2015